EXHIBIT 21.1

Subsidiaries of Registrant

Wagon Trail 4145, LLC, a Nevada limited liability company

Baked Goods, LLC , a Nevada limited liability company

Tinkbell, LLC, a Nevada limited liability company

Picksy, LLC, a Nevada limited liability company

Picksy Reno, a Nevada limited liability company